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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ACCREDO HEALTH, INCORPORATED

                         -------------------------------

         1. The name of the Corporation (which is hereinafter referred to as the Corporation) is "Accredo Health, Incorporated."

         2. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 24, 1996, under the name "Nova Holdings, Inc.," and an amendment was filed with the Secretary of State of the State of Delaware on August 28, 1998 changing the Corporation's name to Accredo Health, Incorporated. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 14, 1999.

         This Amendment to the Amended and Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation at the annual meeting of its shareholders held on November 16, 2000, and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL").

         3. The text of Article IV of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of
(a) 5,000,000 shares of preferred stock, $1.00 par value, which shares shall be issued from time to time in one or more series, at the discretion of the Board of Directors (the "Undesignated Preferred Stock"), and (b) 50,000,000 shares of Common Stock, $.01 par value ("Common Stock"). Cross references in each Subdivision A through B of this ARTICLE IV refer to the Sections within such Subdivision unless otherwise indicated.

         The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:


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                        A. UNDESIGNATED PREFERRED STOCK

         The Undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to provide for the issuance of shares of Undesignated Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (i) the designation of the series, which may be by distinguishing number, letter or title;

         (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

         (iii) whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

         (iv) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

         (v) the price or prices (or method of determining such price or prices) at which the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;

         (vi) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;


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         (vii)    the amount payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

         (viii) provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Corporation, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

         (ix) restrictions on the issuance of shares of the same series or of any other class or series, if any; and

         (x) the voting rights, if any, of the holders of shares of the series.

                                B. COMMON STOCK

     1. Dividends. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time many be declared by the Board of Directors of the Corporation, subject to the provisions of the Preferred Stock Designation of any Undesignated Preferred Stock.

     2. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled, to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders, subject to the provisions of the Preferred Stock Designation of any Undesignated Preferred Stock.

     3. Voting. Each holder of Common Stock shall be entitled to one vote per share.

                  IN WITNESS WHEREOF, the undersigned does execute this Certificate of Amendment of the Certificate of Incorporation of Accredo Health, Incorporated, this 20th day of November, 2000 on behalf of the Corporation.


                                     ACCREDO HEALTH, INCORPORATED

                                     By: /s/  Thomas W. Bell, Jr.
                                        ----------------------------------------
                                        THOMAS W. BELL, JR.
                                        Senior Vice President, General Counsel
                                        and Secretary


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